Exhibit 4.2

SECURED PROMISSORY NOTE

$2,200,000.00	Los Alamos, New Mexico
September 21, 2006

For value received, Caldera Pharmaceuticals Inc., a Delaware corporation qualified to do business in New Mexico, ("Borrower"), promises to pay to the order of the Incorporated County of Los Alamos, an incorporated County of the State of New Mexico, (the "County"), with memo reference to "Caldera Pharmaceuticals Loan No. 1" at the County's offices located at: Los Alamos County; Attention: Finance Department; Post Office Box 30; 2300 Trinity Drive; Los Alamos, New Mexico 87544, or at such other place as the County may hereafter designate in writing, the principal amount not to exceed Two Million Two Hundred Thousand Dollars ($2,200,000) (the "Loan Amount"), or so much thereof as may from time to time be owing hereunder by reason of advance by the County to or for the benefit or account of Borrower under the terms of the Loan Agreement (the "Loan Agreement") or the Participation Agreement (the "Participation Agreement") both between Borrower and the County executed of even date herewith.

The County shall disburse the loan proceeds as Borrower may request in amounts consistent with Loan Agreement, the Participation Agreement, and Los Alamos County Ordinance No. 512, and such disbursements shall commence on or after the effective date of this Promissory Note and shall continue in no event later than the close of business on September 21, 2008 in an aggregate amount not to exceed the Loan Amount. If, at close of business on September 21, 2008 the County has not disbursed the entire Loan Amount, the County will prepare a new Amortization Schedule reflecting the amount of the loan proceeds actually disbursed and Borrower shall be required to repay the principal amount of the loan actually disbursed at the interest rate provided herein and in such amounts as the new Amortization Schedule shall provide. Any new Amortization Schedule prepared pursuant to the requirements of this provision shall become a part of the Loan Agreement replacing Attachment A thereto and incorporated by reference as if fully set forth therein.

This Promissory Note bears interest at five percent (5%) per annum and shall be amortized over a ten year term with one hundred twenty (120) equal monthly installments of TWENTY FOUR THOUSAND SEVEN HUNDRED NINETY-TWO DOLLARS AND EIGHTY-ONE CENTS ($24,792.81) due beginning September 21, 2009 and the first of each month thereafter until paid in full. All past due installments of principal and interest, including the unpaid balance of principal and interest during the existence of any default and maturity of the Promissory Note shall bear interest at the rate of the prime rate plus two percent (2%). This Promissory Note may be prepaid in whole or in part at any time without premium or penalty.

No partial prepayment shall affect the obligation of Borrower to pay the regular installments due hereunder until this Promissory Note has been paid in full. The outstanding principal balance of this Promissory Note, together with all accrued and unpaid interest, shall be due and payable in full no later than September 21, 2019.

This Promissory Note shall be secured by, among other things, all building and including any and all equipment, furnishings, computing and telecommunications infrastructure, or other items of tangible, personal property, furnished or purchased in whole or in part by the proceeds of the Loan Agreement; The security described in shall remain in Los Alamos County. Default, as used herein, shall mean the occurrence of any one or more of the following events:

(a) Failure by the Borrower to pay principal of or interest on this Promissory Note when due.

(b) Failure of Borrower to punctually and properly perform, observe or comply with any covenant, agreement, undertaking, or condition contained in this Promissory Note, or any renewal, modification, rearrangement, amendment, or extension thereof or in the Loan Agreement or Participation Agreement.

(c)  Relocation by the Borrower of its research, design, and development activities outside of or otherwise ceasing its operations in Los Alamos County.

(d) The filing of a petition, case, proceeding, or other action against Borrower as a debtor under any debtor relief law or seeking appointment of a receiver, trustee, custodian, or liquidator of Borrower or of any property financed or purchased in whole or in part from the proceeds of this Promissory Note, or seeking to effect a suspension or having the effect of suspending any of the rights of the County granted or referred to in this Promissory Note or the loan documents relating thereto and (i) Borrower admits, acquiesces in, or fails to contest diligently the material allegations thereof; (ii) the petition, case, proceeding, or other action results in entry of an order for relief or order granting relief sought against Borrower; or (iii) the petition, case, proceeding, or other action not permanently dismissed or discharged on or before ninety (90) days» following the dam of its filing.

(e) The abandonment by Borrower of all or any portion of the property financed in whole or in part by the proceeds of this Promissory Note or the abandonment by Borrower of its leased premises in Los Alamos County.

(f) The discovery by the County that any representation, warranty or covenant made by Borrower in connection with the indebtedness evidenced by this Promissory Note or in the Loan Agreement or Participation Agreement or in any loan document relating thereto in connection with the obligations secured hereby is or becomes false, misleading, erroneous, or breached in any material respect.

(g) Any default under the Loan Agreement or Participation Agreement shall be a default under this Promissory Note.

Upon any default by Borrower in its obligations under this Promissory Note, the Loan Agreement, or the Participation Agreement, the County at its option may declare all or any part of the indebtedness evidenced by this Promissory Note to be immediately due and payable. Default determination and resolution will be as provided in this Promissory Note, the Loan Agreement, and the Participation Agreement.

If this Promissory Note or any instrument securing or collateral to it is given to an attorney for collection or enforcement, or if suit is brought for collection or enforcement, or if it is collected or enforced through probate, bankruptcy, or other judicial proceeding, Borrower shall pay the County all costs of collection and enforcement, including reasonable attorneys‘ fees, filing fees, recording fees, and court costs, together with interest thereon at the rate charged in the Loan Agreement on matured, unpaid amounts with such interest to begin accruing upon the date request for payment is made. No assignment by the County of the right to receive payments under this Promissory Note shall effect Borrower's obligations or rights under this Promissory Note other than to make payments under this Note at the address designated by the County to the Borrower in writing.

Borrower shall upon demand pay to the County the amount of any and all expenses, including the fees and disbursements of the County's counsel and of any experts and agents, which the County may incur in connection with (i) the custody, preservation, use or operation of or sale of, collection from, or other realization upon any of the property financed in whole or in part by the proceeds of this Promissory Note; (ii) the exercise or enforcement of any of the rights of the County hereunder or (iii) the failure by Borrower to perform or observe any of the provisions hereof.

At the option of the County, any amount paid by the County for the collection of amounts due from the Borrower under this Promissory Note or to preserve or protect the County's rights under the Loan Agreement or Participation Agreement, both incorporated by reference as if fully set forth herein, shall become a part of, and bear interest at the interest rates as set forth in the Loan Agreement and this Promissory Note and shall become immediately due and payable by Borrower to the County upon demand by the County.

The failure of the County to insist, in any one or more instances, upon performance of any of the terms or covenants of this Promissory Note shall not be construed as a waiver or relinquishment of the County's right to the future performance of any such terms and covenants, and the obligations of Caldera With respect to such future performance shall continue in full force and effect. Time is of the essence with respect to every provision hereof. This Promissory Note shall be governed by the laws of the State of New Mexico (without giving effect to the State of New Mexico's choice of law provisions).

This Promissory Note is authorized by the Local Economic Development Act (Sections 5-10-1 to 5-10-13, NMSA 1978), Los Alamos County Ordinance No. 501, and Los Alamos County Ordinance No. 512.

IN WITNESS WHEREOF, Borrower has caused this Promissory Note to be executed for and on its behalf by its authorized representative signed below.

Caldera Pharmaceuticals, Inc., a Delaware corporation
/s/ Benjamin Warner/
Benjamin Warner,
Ph.D. President